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                              Exhibit 15.1

                  Letter re: Unaudited Financial Information





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                                   [Letterhead]


The Board of Directors
Sonic Corp.

We are aware of the incorporation by reference in the Registration Statement
(Form S-8 No. 33-    ) of Sonic Corp. for the registration of 95,000 shares
of its common stock of our reports dated January 10, 1996, April 2, 1996 and July 3, 1996 relating to the unaudited condensed consolidated interim financial statements of Sonic Corp. that are included in its Forms 10-Q for the quarters ended November 30, 1995, February 29, 1996 and May 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                    /s/ ERNST & YOUNG LLP

                                    ERNST & YOUNG LLP

Oklahoma City, Oklahoma
July 3, 1996